DILLARD DEPARTMENT STORES, INC.
                            CORPORATE OFFICERS
                        NON-QUALIFIED PENSION PLAN

     WHEREAS, the Board of Directors of the Company deem it in the best interests of the Company that Corporate Officers be provided pension benefits upon retirement;

     NOW, THEREFORE, BE IT RESOLVED:

     That, the following Corporate Officers Non-Qualified Pension Plan be adopted, and that it be effective from and after the date of this resolution.

     1. PURPOSE. The purpose of the Corporate Officers Non-Qualified Pension Plan is to encourage continuing employment in the Company by Corporate Officers, to encourage Corporate Officers to increase their efforts in behalf of the Company and to otherwise promote the best interests of the Company.

     2. QUALIFICATIONS. The following conditions must be met to qualify for pension benefits:

          (a) Serve as a Corporate Officer for five (5) of the last ten (10) years of employment by the Company. Corporate Officers are persons designated as such and elected by the Board of Directors, and include Chairman, Vice-Chairman, President, all Vice Presidents, Secretary and Treasurer. Mr. William Dillard is specifically excluded from this Plan.

          (b) Employment by the Company for a minimum of fifteen (15) years or ten (10) at age 65. Employment by the Company is defined to mean employment by Dillard's, Inc., Mayer & Schmidt, Dillard Department Stores, Inc., or any subsidiary of the above corporations after acquisition thereof.

     3. PENSION BENEFITS. Annual pension benefit will be an amount equal to the greater of (1) 1-1/2% of the average annual base salary for the last five years of employment multiplied by the total years of employment or (2) 1-2/3% of the average annual base salary for the last five years of employment multiplied by the total years of employment less 58% of the individual's primary FICA benefit. Pension benefits will be paid 1/12 of annual benefit on the first day of each month following retirement. On the third anniversary of the officer's retirement the annual benefit will be adjusted for the increase in an appropriate Consumer Price Index, and each third year anniversary thereafter.

     4. RETIREMENT DATE. The normal retirement date will be at age 65. Years of service and pension benefits will not continue to accrue past age 65.

     5. DIS-QUALIFICATION. An otherwise qualified person will be disqualified from drawing pension benefits under the following circumstances:

          (a) Dismissal for dishonesty or criminal offense against the Company.

          (b) Resignation or termination for the purpose or with result or intent to accept employment or be employed in a management position with a competitive or comparable business to the Company.

     6. EARLY RETIREMENT. After the required minimum years of employement (15 years), early retirement may be requested by an officer or by the Company after age 55. Upon early retirement, the annual pension benefit will be reduced by 2-1/2% for each year between the officer's attained age and his 65th birthday.

     7. EARLY RETIREMENT - DISABILITY. After the required minimum years of employment (15 years), early retirement may be granted for disability. After establishing Social Security Benefits for Disability, the pension benefit would not be reduced for age under 65.

     8. DEATH BENEFITS. In the event of death prior to qualification for normal retirement, no benefits are vested to the officer or his beneficiary. In the event of death after retirement or qualification for normal retirement, the officer's beneficiary will receive the monthly benefit each month until the fifth (5th) anniversary of the officer's retirement or qualification for normal retirement.